                                                          EXHIBIT 10.54

[CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursunat to a request for confidential treatment pursuant to Rule 24b-2.]

Dated 6 December 1984

                               CORNING GLASS WORKS

                                       and

                               BIOANALYSIS LIMITED







                                    AGREEMENT





                             Morgan Bruce & Nicholas

                                     CARDIFF

                              MJP/WW/D2/MISC/X/012A

THIS IS AN AGREEMENT made as of this 6th day of December One thousand nine hundred and eighty four by and between Corning Glass Works a New York business corporation having its principal office at Houghton Park in the City of Corning New York 14831 (hereinafter "Corning") and Bioanalysis Limited a company incorporated in England and Wales whose registered office is at College Buildings University Place Cardiff (hereinafter "Bioanalysis")

WITNESSETH:

WHEREAS, The University of Wales College of Medicine (formerly called the Welsh National School of Medicine) (hereinafter "WNSM") has developed a proprietary technique for measurements based upon the phenomenon of chemiluminescence which Bioanalysis and Corning believe may be applicable to immunoassay and binding protein assay systems with respect to which technique Bioanalysis asserts that WNSM owns trade secrets and inventions certain of which have been granted patent protection and for certain of which WNSM has applied for patent protection ; and

WHEREAS, Bioanalysis has entered into an Agreement with WNSM dated the Twelfth day of July One thousand nine hundred and eighty four whereby WNSM granted certain rights to Bioanalysis to market and develop and to sublicense for such purposes the techniques for the measurement of the presence of antibodies, binding proteins and other analytes based upon the phenomenon of chemiluminescence (hereinafter the "WNSM Agreement") a copy of which is attached hereto and marked Exhibit I ; and

WHEREAS, Corning has developed and markets worldwide a number of clinical diagnostic products which Corning believes could benefit from the application of WNSM's chemiluminescence measurement technique ; and

WHEREAS, Corning wishes to acquire through Bioanalysis the right and license to apply WNSM's chemiluminescence measurement technology to clinical diagnostic immunoassay and binding protein assay systems developed or to be developed by Corning and Bioanalysis is willing to grant to Corning such rights and licenses under certain terms and conditions

NOW THEREFORE in consideration of the foregoing premises and of the covenants terms and conditions set forth hereinbelow the sufficiency of which as consideration is acknowledged by each of the parties Corning and Bioanalysis agree as follows :-

                             ARTICLE I DEFINITIONS:

The following terms when used in this Agreement with initial capitals shall have the following respective meanings :

1.1  AFFILIATE

Any entity in which a party owns or controls Fifty per cent or more of the voting securities equity participation or beneficial interest

1.2  WNSM'S PATENT RIGHTS

The patents listed in the Schedule to the WNSM Agreement and all foreign counterpart filings thereto and all divisions continuations reissues and re-examinations thereof and all patentable inventions specifically pertaining to Chemiluminescence Technology which are subject to protection under the provisions of the United States Patent Act (35 USC) or any foreign patent laws which are in existence on the date hereof or which may be made at any time during the Term hereof and which are legally or beneficially owned or controlled by WNSM or Bioanalysis

1.3  CHEMILUMINESCENCE TECHNOLOGY

The body of knowledge inclusive of WNSM's Patent Rights and

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Proprietary Information relating to the quantification of substances utilizing light energy emissions resulting from reactions involving such substances that is useful in immunoassay and binding protein assay systems

1.4  CORNING QUARTER

The time encompassed by Periods 1-3 4-6 7-10 and 11-13 of a Corning fiscal year which approximates the calendar year

1.5  NET SALES REVENUES

The aggregate invoice price paid to Corning or an Affiliate of Corning by a third party customer or by an Affiliate of Corning on account of sales of Products or performance of assays using Products less all usual allowances discounts freight insurance sales and use taxes duties and returns and allowances for defective Products and less any royalties paid to third parties (Product sales transactions between Corning and Affiliates of Corning consuming such Products shall be based upon arms' length market pricing for Products)

1.6  PERIOD

A Corning standard four week accounting period

1.7  PRODUCTS

Clinical diagnostic kits and components of diagnostic kits (i) the manufacture sale or use of which would constitute an infringement of WNSM's Patent rights but for the licenses granted hereby or (ii) which incorporate to a substantial degree technical Proprietary Information disclosed to Corning by Bioanalysis and licensed to Corning hereunder

1.8  PROPRIETARY INFORMATION

Information of any kind owned or controlled by a party hereto which such party regards as valuable and holds confidentially other than

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such information which (i) is already known to the receiving party when received from the other party (ii) is wholly developed by the receiving party outside of or apart from any Product development work hereunder and without resort to the information of the other party (iii) is rightfully received by the receiving party from a third party legally in possession of such information without confidential restriction in favour of the disclosing party or (iv) is or becomes public knowledge during the Term of confidential retention without the fault of the receiving party

1.9  TERM ; TERM OF THIS AGREEMENT

The period beginning with the date hereof and extending through the date of expiration of the last to expire of any Patent included among WNSM's Patent Rights subject to the terms of Article IX


                     ARTICLE II PRODUCT DEVELOPMENT PROGRAM


2.1 Promptly after the date hereof Bioanalysis shall expend its best efforts to develop and demonstrate diagnostic products using Chemiluminescence Technology for six analytes to be designated by Corning which shall meet specifications therefor provided by Corning and agreed by Bioanalysis which agreement shall not be unreasonably withheld

2.2 Prior to the end of June One thousand nine hundred and eighty five Bioanalysis shall expend its best efforts to demonstrate (by delivery of physical prototype assay systems and certified documentation of test results) to Corning pursuant to a test and demonstration protocol to be provided to Bioanalysis by Corning within Ninety days after the date hereof

2.2.1 Promptly after review of the documentation from Bioanalysis as provided in paragraph 2.2 which Corning shall undertake

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          upon receipt of such documentation Corning shall notify Bioanalysis in writing of its acceptance or its rejection of such results and the reason(s) therefor Bioanalysis shall have Thirty days from the date of such notice of rejection to submit a plan to correct the diagnostic tests for which data were rejected and to re-submit information to Corning's reasonable satisfaction which resubmission shall be made within Ninety days after delivery of such plan by Bioanalysis

2.2.2 If Corning does not accept such resubmission within Ninety days after its delivery to Corning which acceptance shall not be unreasonably withheld this Agreement may be terminated upon written notice by Corning to Bioanalysis and the parties shall thereafter have no obligation to each other except the obligations set forth in paragraph
          2.4 and in Article V with respect to Proprietary Information already disclosed

2.3 If Corning accepts Bioanalysis' demonstration as provided in paragraph 2.2 Bioanalysis and Corning shall agree to a further group of not less than six diagnostic assays for development using Chemiluminescence Technology pursuant to a development program similar to that provided in Paragraph 2.2 and Bioanalysis shall apply the payments received from Corning under paragraph 2.4 to such continued Product development program

2.3.1 Corning shall provide to Bioanalysis reasonable quantities of antibodies and materials for the conduct of such development which Bioanalysis shall use in producing such prototype assays in such development program provided that nothing in this Agreement shall prevent Bioanalysis from obtaining further quantities of such materials for its own purposes from any other party on such terms as may be agreed with that party

2.4 Corning shall pay to Bioanalysis [Confidential Treatment Requested] per Corning Quarter for Twelve consecutive Quarters commencing with the first full Quarter after the date hereof (payment being made on the first day of each such Quarter by direct transfer to the account of Bioanalysis with William's and Glyn's Bank PLC 6 Albany Road Roath Cardiff (Account No. 11175677)) for application by Bioanalysis to the development program provided in paragraphs 2.2 and 2.3

2.4.1 Corning's obligation to pay such amounts as provided in paragraph 2.4 shall survive Corning's termination of this Agreement on account of Bioanalysis' failure to make satisfactory demonstrations as provided in paragraph 2.2 provided that Bioanalysis will carry out further research pursuant to a mutually agreeable program for the remainder of the period over which such payments are made

2.4.2 Corning may but shall not be obligated to extend the period of such payments for up to Twelve additional Quarters at [Confidential Treatment Required] per Corning Quarter for further development of Products by Bioanalysis and Bioanalysis shall perform such work pursuant to a mutually agreeable development program

2.5 For the period any of the development programs described in this Article II are in effect Bioanalysis shall submit to Corning quarterly written reports of progress in such programs within

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Thirty days after the close of each calendar quarter included in such period


                      ARTICLE III LICENSES AND IMPROVEMENTS


3.1 Bioanalysis hereby grants to Corning and its Affiliates by virtue of the WNSM Agreement the exclusive right and license under WNSM's Patent Rights but without the right to sublicense to make have made use and sell Products and to practice the methods described in the said Patent Rights to conduct clinical assays

3.2 Bioanalysis shall promptly after the date hereof disclose to Corning all Proprietary Information owned or controlled by Bioanalysis which is reasonably necessary to enable Corning to make have made use and sell Products and to apply Chemiluminescence Technology to clinical diagnostic assay products and procedures and Bioanalysis hereby grants to Corning and its Affiliates by virtue of the WNSM Agreement the right and license to use such Proprietary Information to make or have made Products in the Countries identified on Exhibit III and to use and sell Products and to perform clinical assays throughout the world

3.3 In consideration of the royalties payable under Article IV below Bioanalysis hereby agrees to grant to Corning and its Affiliates by virtue of the WNSM Agreement an exclusive license under all patent rights inventions know-how and proprietary information that it may hereafter come to own or control or shall have the right to sublicense during the Term of this Agreement and which cover or relate to improvements to WNSM's Patent Rights Products or to the assays agreed by Bioanalysis and Corning under paragraph 2.1 or which may be added to by paragraph 2.3 to enable Corning and its Affiliates to use such Patent rights inventions know-how and Proprietary

Information to improve such Products and assays

3.4 If Bioanalysis develops new diagnostic immunoassay and binding protein tests based upon the Chemiluminescence Technology during the Term other than the assays identified in Exhibit II and which are not improvements to such assays Bioanalysis shall promptly and exclusively advise Corning in writing of the availability of such assays and shall make available to Corning all information (subject to the terms of Article V) in the possession of Bioanalysis regarding such assays and shall give Corning One hundred and twenty days to make a proposal to Bioanalysis whereby Corning shall obtain licenses to make have made use and sell such assays Bioanalysis shall accept or reject Corning's proposal within Sixty days after receipt If Bioanalysis does not accept the Corning proposal then it shall not license any other party on terms which when taken as a whole are no more favourable to Bioanalysis than those offered by Corning for a period of two years after Corning makes it proposal without first disclosing in writing the terms of such other party's proposals and giving Corning the right to meet such more favourable proposal by giving Bioanalysis written notice of such election Sixty days after receipt of Corning of Bioanalysis' disclosures


                              ARTICLE IV ROYALTIES


4.1 Corning shall use its best endeavours to maximise sales of Products and shall pay to Bioanalysis royalties on Net Sales Revenues as follows:

4.1.1 [Confidential Treatment Requested] per cent of the first [Confidential Treatment Requested] of net Sales Revenues;

4.1.2     [Confidential Treatment Requested] per cent of the next
          [Confidential Treatment Requested] of net Sales Revenues; and

4.1.3 [Confidential Treatment Requested] per cent upon Net Sales Revenues thereafter through expiration of the Term

4.2 If the royalties paid by Corning to Bioanalysis under paragraph 4.1 do not equal or exceed [Confidential Treatment Requested] in each Twelve consecutive month period of the Term commencing with the first month after the month during which occurs the first commercial sale of a Product then upon Ninety days' written notice Bioanalysis may license third parties under its Chemiluminescence Technology unless within such Ninety day period Corning pays to Bioanalysis the difference between actual royalties paid in such last expired Twelve month period and [Confidential Treatment Requested]

4.2.1 The "first commercial sale" of a Product shall be that transaction after all approvals of the requisite governmental authorities in the Country in which such sale occurs have been given for such transaction pursuant to which Corning sells a Product to or performs an assay using a Product for a third party or an Affiliate of Corning for a consideration

4.3 Corning's royalty payments hereunder shall be due and payable within Sixty days following the close of each Corning Quarter during which sales generating Net Sales Revenues upon which a royalty is due are invoiced by Corning or its Affiliates

4.4 With each royalty payment beginning with the first royalty payment due Corning shall deliver to Bioanalysis a written report stating the number of Products sold or used in performing assays by Corning and its Affiliates during the Corning Quarter covered by the report and the royalties due thereon Corning shall keep records showing the sales of Products in sufficient detail to enable royalties payable hereunder to be determined and shall permit the
                                       -9-
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records to be examined periodically but not more than once during any Six month period for the sole purpose of verifying such report. The examination is to be made at the expense of Bioanalysis by an auditor who is not an employee of Bioanalysis and who is reasonably acceptable to Corning

4.5 Net Sales Revenues invoiced upon sales and currencies other than United States Dollars shall be determined by multiplying the unit sales represented in such transactions times the average unit Net Sales Revenues upon dollar-denominated sales during the same time period

4.6 A single royalty as computed in paragraph 4.1 shall be payable by Corning on each Product or assay performed using a Product covered by the licenses granted under Paragraphs 3.1 through 3.3

4.7 If Corning determines to not proceed with or abandons development of any assay test Products or to discontinue marketing any Products after their commercial introduction then it shall promptly notify Bioanalysis in writing of such determination and Bioanalysis may proceed to develop produce and market such Products in such manner as it sees fit and Corning's licenses under Article III above with respect to such Products shall terminate upon Bioanalysis' commercial introduction of such Products


                            ARTICLE V CONFIDENTIALITY


5.1 Corning and Bioanalysis may consult with each other during the Term on a confidential basis to further develop or improve Products pursuant to the terms hereof. During the course of such consultations each party may disclose or make available to the other party Proprietary Information

5.2 Corning and Bioanalysis each agree to hold in confidence all information which is subject to disclosure under Paragraphs 2.2, 2.3, 2.4, 2.5, 3.2, 3.3 or 3.4 which is disclosed in writing or if disclosed orally is reduced to writing or identified in writing within Thirty days after such oral disclosure which information is identified in any such writings as being Proprietary Information for a period ending with the later of the expiration of the Term of this Agreement and five years from the date of disclosure of such information in that each party shall accord such Proprietary Information the same degree of security that it holds its own most confidential information of a similar character and (i) neither party shall disseminate such information to any third parties except those employees agents and consultants who have a reasonable need to know such information in connection with the performance of this Agreement and who are bound to their employer or principal to hold such information in confidence to the same degree provided herein and (ii) Corning shall otherwise disseminate such information only to Corning Affiliates who are bound to Corning to hold such information in confidence to the same degree provided herein. Neither Corning nor Bioanalysis shall hire any consultant or third party in connection with the performance of this Agreement or in any capacity which might result in the disclosure of such Proprietary Information without first obtaining the other party's prior written approval which approval shall not be unreasonably withheld.

5.3 Neither Corning nor Bioanalysis shall use the Proprietary Information except in furtherance of this Agreement and pursuant to the licenses granted under Article III hereof unless otherwise expressly authorised to do so in writing by the disclosing party. The Proprietary Information disclosed hereunder may be incorporated by Corning in patent and regulatory applications filed by Corning only with the written approval of Bioanalysis which approval shall not be unreasonably withheld but not otherwise howsoever. Nothing herein shall prevent WNSM or Bioanalysis from filing patent applications in respect of the Chemiluminescence Technology

5.4 At the termination or expiration of this Agreement both Corning and Bioanalysis will return to the other any originals and all copies of any documents which were transmitted by one to the other which constitute or otherwise contain Proprietary Information to the other party


             ARTICLE VI PATENTS COVENANTS REPRESENTATIONS WARRANTIES

                               AND INDEMNIFICATION


6.1 Bioanalysis shall at its own expense diligently prosecute counterparts to the patents listed in the Schedule to the WNSM Agreement in the Countries listed in Exhibit III and shall maintain the existence of all patents which shall issue in such Countries for the Term of this Agreement unless otherwise agreed by the parties
6.2 Bioanalysis represents to Corning that (i) WNSM is the owner of WNSM's Patent Rights existing as of the date hereof and together with WNSM it is owner of all Proprietary Information to be disclosed to Corning hereunder (ii) neither WNSM nor Bioanalysis has previously granted any rights or licenses under WNSM's Patent Rights or Proprietary Information relating to Chemiluminescence Technology nor has disclosed such Proprietary Information to any third parties and (iii) it has the power to grant the licenses and to carry out the covenants of this Agreement without any prior or conflicting obligations whatsoever
6.3  Bioanalysis shall exercise its best endeavours to maintain the

WNSM Agreement in full force and effect during the Term of this Agreement and shall promptly advise Corning in writing of any circumstance that might give rise to any right of WNSM to terminate the WNSM Agreement. Bioanalysis shall indemnify Corning against any loss suffered by Corning should Bioanalysis as a result of its own default cause the WNSM Agreement to terminate or expire during the Term of hereof such that Corning's rights and licenses hereunder are impaired
6.4 Upon written notice of claim by Corning to Bioanalysis and subject to the provisions of this Paragraph Bioanalysis shall defend indemnify and hold Corning and its customers harmless from all claims made against Corning or any customer of Corning based upon an allegation that Products sold by Corning when used in their intended manner constitute an infringement of any patent rights of any third party or constitute a misuse or misappropriation of Proprietary Information of any third party solely by reason of such Products incorporating the teachings of the Patents Rights or Proprietary Information licensed to Corning provided also that Corning shall promptly disclose to Bioanalysis such facts regarding such claim as come to its attention and shall subsequently cooperate with Bioanalysis and provide all such assistance as it may reasonably require in the disposition of such claim. Corning may cease making payments to Bioanalysis under Paragraph 4.1 and may retain in escrow such amounts in the event that Bioanalysis fails within Thirty days after notice to so agree to defend and indemnify Corning and Corning shall apply such amounts to the amount of any damages or settlements Corning pays to such third party and to Corning's out-of-pocket costs in connection with such claims paying any excess after final determination of such amounts and costs to Bioanalysis and such retention shall be Corning's exclusive remedy in the event of Bioanalysis' failure to so defend and indemnify. Corning shall use its best endeavours to resolve any claims of the kind referred to above as expeditiously as practicable in the circumstances
6.5 If prior to Bioanalysis' obtaining the right hereunder to grant further licenses in respect of Chemiluminescence Technology as provided in Paragraph 4.2 Corning believes that third parties are infringing patent rights by selling products or performing services that compete with Products sold by Corning or its Affiliates and the sale use or performance of which Corning believes constitute an infringement of WNSM's Patent Rights on a commercial scale that is estimated revenues from such sales to the asserted infringer of more than [Confidential Treatment Requested] a year then Corning may bring action against such alleged infringers at its own cost and expense and Bioanalysis shall cooperate with Corning and provide all necessary authorities and powers of attorney to enable Corning to proceed with such suit in its own name. Corning may retain all damages recovered and amounts received in settlement of such action from such third parties Corning shall promptly advise Bioanalysis in writing if it determines not to take action against such alleged infringers or if the infringement is not one which is on a commercial scale (as defined above) and Bioanalysis may then take such action with respect to such infringements as it may determine


               ARTICLE VII EXCUSED DELAY


7.1 The timely performance of any obligation arising hereunder by either party will be excused and such delay of performance shall not constitute breach or grounds for termination or prejudice of any

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rights hereunder if the delay of performance is a result of circumstances or occurrences beyond the reasonable control of the party whose performance is excused hereunder provided that such party (i) shall immediately resume performance after the cause of delay is removed and (ii) shall during such delay be reasonably diligent in avoiding further delay. Without limiting the generality of circumstances or occurrences beyond the reasonable control of a party examples of such circumstances or occurrences are strikes shortages of power materials or transportation acts of government or of God sabotage or insurrection

7.1.1 A party whose performance may be affected by such an occurrence or circumstances of force majeure shall promptly give notice to the other party of the occurrence or circumstance upon which it intends to rely to excuse its performance

7.1.2 If the circumstances of force majeure affecting either party's performance hereunder shall delay such party's performance for more than Six consecutive months the other party may terminate this Agreement upon Thirty days written notice and all obligations of both parties which did not arise prior to the effectiveness of such termination shall end upon such termination


                            ARTICLE VIII ARBITRATION


All disputes arising in connection with this Agreement shall be finally settled by arbitration. The arbitration shall be held in New York New York and shall be conducted in accordance with the rules of arbitration of the American Arbitration Association by two arbitrators appointed one by each party to this Agreement. If the arbitrators appointed cannot agree they shall thereupon appoint an umpire or upon their failure to agree upon an umpire said umpire will be appointed by the American Arbitration Association. Any decision by the umpire and any one of the arbitrators shall be binding upon the parties and may be entered as a final judgment in any court state or federal having jurisdiction. The cost of any arbitration proceedings shall be borne by the parties as the arbitrators shall determine or as the parties may otherwise agree


                       ARTICLE IX DEFAULT AND TERMINATION


This Agreement and all rights granted hereunder may be terminated by either party (a) in the event of a material default by the other party of any obligation hereunder to which such party was entitled upon written notice to the defaulting party which termination shall be effective Thirty days after such notice of default is given unless the default shall be substantially cured by the defaulting party prior to the date termination becomes effective or (b) immediately upon written notice in the event of the bankruptcy or insolvency of the other party unless the trustee in bankruptcy or receiver of such other party shall within a reasonable time assume this Agreement or otherwise give reasonable assurances of the performance of all covenants terms and conditions of this Agreement


                     ARTICLE X BINDING EFFECT AND ASSIGNMENT


10.1 This Agreement shall inure to the benefit of and shall be binding upon each of the parties hereto and their respective successors and assigns

10.2 Neither this Agreement nor any right or obligation arising from this Agreement shall be assigned or shall be assignable by either party hereto without the prior express written consent of the other party except that Corning may without the prior consent of Bioanalysis assign this Agreement and every right and obligation arising from this Agreement to a wholly-owned subsidiary corporation of Corning subject to Bioanalysis' receiving such guarantees as it may reasonably require from Corning


                         ARTICLE XI BREACH BY AFFILIATES


Any act which if it were an act of Corning would be a breach of this Agreement on its part shall be deemed to be an act for which Corning is responsible if done by any Affiliate of Corning


                            ARTICLE XII SEVERABILITY


Any provision of this Agreement which in any way contravenes the law of any territory in which this Agreement takes effect shall in such territory and to the extent of such contravention be deemed severable and of no effect but the other provisions of this Agreement shall continue in full force and effect


                              ARTICLE XIII NOTICES


All notices reports requests or demands to be given by either party to the other under the provisions of this Agreement shall be forwarded charges prepaid by cablegram or by registered or certified air-mail properly addressed to the respective parties as follows:

     If to Corning            Corning Medical
                              Medfield Industrial Park
                              Medfield
                              Massachusetts  02052

                              Attention : The President

     copy to :                Corning Glass Works
                              Corning
                              New York  14831

                              Attention : Secretary

     If to Bioanalysis :      Bioanalysis Limited
                              P.O. Box 88
                              College Buildings
                              University Place
                              Cardiff  CF1 1SA
                              Wales
                              United Kingdom

                              Attention : Managing Director
or at such other addresses either party may from time to time by written notice designate as its address for the purposes hereof and shall be deemed to have been received on the day following the dispatch of any such cablegram and the eighth day following posting of any such letter


                            ARTICLE XIV CHOICE OF LAW


This Agreement shall be construed and enforced in accordance with the laws of the State of New York of the United States of America


                       ARTICLE XV INDEPENDENT CONTRACTORS


No agency partnership or joint venture is hereby established. Neither Bioanalysis nor Corning shall enter into or incur or hold itself out to third parties as having authority to enter into or incur on behalf of the other party any contractual obligations expenses or liabilities whatsoever


                              ARTICLE XVI NO WAIVER


No waiver of any breach of the Agreement or any obligation arising under this Agreement by either party shall constitute a waiver of any subsequent breach or breaches whether such breaches be of a similar or dissimilar nature


                  ARTICLE XVII ENTIRE AGREEMENT ; MODIFICATION


This instrument sets forth the entire Agreement between the parties hereto with respects the license of Bioanalysis' Chemiluminescence Technology to Corning and as such supersedes all prior and contemporaneous negotiations agreements representations understandings and commitments with respect thereto. This Agreement or any obligation of this Agreement shall not be waived released discharged changed or modified in any manner except by an instrument signed by the duly authorised officers of each of the parties hereto which instrument shall make specific reference to this Agreement and shall express the plan or intention to modify same

     IN WITNESS whereof Corning and Bioanalysis have executed this Agreement by their respective duly authorised officers or representatives as of the day first above written

                                        CORNING GLASS WORKS

                                        by /s/ William G. Toomey
                                           -------------------------------------
                                           William G. Toomey
                                           President - Corning Medical


                                        BIOANALYSIS LIMITED


                                        by /s/ J F Burke
                                           -------------------------------------
                                           J.F. Burke
                                           Managing Director

                    [BIOANALYSIS LIMITED LETTERHEAD]

Our Ref:-JFB/AMR                        26th July, 1985.


B.D.Voyce Esq.,
Corning Glass Works,
Corning,
New York 14831.
U.S.A.


Dear Mr. Voyce,


CORNING GLASS WORKS AND BIOANALYSIS LIMITED.


I refer to your letter of 3rd July in connection with the formation of the joint venture, to be known as Ciba Corning Diagnostics Corporation, by Corning Glass Works and Ciba Geigy Corporation.

I would confirm that an Agreement was entered into by Corning Glass Works and Bioanalysis Limited on 6th December,1984 for the licence of chemiluminescence measurement technology.

I hereby confirm the approval of Bioanalysis Limited to the assignment by Corning Glass Works to Ciba Corning Diagnostics Corporation of all the obligations terms and conditions to be performed or carried out by Corning Glass Works pursuant to the Agreement referred to above.

The address of the new Corporation has been noted on our records for the purposes of the Licence Agreement.

Yours sincerely,

/s/ J.F.BURKE

J.F.Burke.
For and on behalf of
BIOANALYSIS LIMITED.